Exhibit 99.1

Caterpillar Financial Services Corporation
4Q 2024 Earnings Release
January 30, 2025

FOR IMMEDIATE RELEASE

Cat Financial Announces 2024 Year-End Results

Full-Year 2024 vs. Full-Year 2023
Cat Financial reported revenues of $3.49 billion for 2024, an increase of $241 million, or 7%, compared with $3.25 billion for 2023. The increase in revenues was primarily due to favorable impacts from higher average financing rates of $153 million and higher average earning assets of $127 million, partially offset by an unfavorable impact from returned or repossessed equipment of $34 million. Profit was $598 million for 2024, an increase of $35 million, or 6%, compared with $563 million for 2023.
Profit before income taxes was $533 million for 2024, a decrease of $227 million, or 30%, compared with $760 million for 2023. The decrease was primarily due to a loss on divestiture of a non-U.S. entity of $210 million. Excluding the loss on divestiture, the decrease of $17 million over the prior year was primarily due to an increase in general, operating and administrative expenses of $55 million and an unfavorable impact from returned or repossessed equipment of $34 million, partially offset by a favorable impact from higher average earning assets of $54 million and an insurance settlement of $33 million.
The benefit from income taxes was $66 million for 2024 compared with $192 million expense for 2023. The benefit from income taxes for 2024 includes a non-cash tax benefit of $224 million from a tax law change related to currency translation. The benefit to the tax rate was partially offset by the loss on divestiture of a non-U.S. entity with no related tax benefit during 2024.
During 2024, retail new business volume was $13.24 billion, an increase of $1.14 billion, or 9%, compared with $12.11 billion for 2023. The increase was primarily driven by higher volume in North America.
At the end of 2024, past dues were 1.56%, compared with 1.79% at the end of 2023. Write-offs, net of recoveries, were $115 million for 2024, compared with $65 million for 2023. As of December 31, 2024, the allowance for credit losses totaled $267 million, or 0.91% of finance receivables, compared with $331 million, or 1.18% of finance receivables at December 31, 2023.

Fourth-Quarter 2024 vs. Fourth-Quarter 2023
Cat Financial reported fourth-quarter 2024 revenues of $883 million, an increase of $42 million, or 5%, compared with $841 million in the fourth quarter of 2023. The increase in revenues was primarily due to favorable impacts from higher average earning assets of $29 million and higher average financing rates of $11 million. Fourth-quarter 2024 profit was $357 million, an increase of $191 million, or 115%, compared with $166 million in the fourth quarter of 2023.
Fourth-quarter 2024 profit before income taxes was $140 million, a decrease of $41 million, or 23%, compared with $181 million in the fourth quarter of 2023. The decrease was mainly due to higher provision for credit losses of $17 million and an unfavorable impact from lower margin of $17 million.
During the fourth quarter of 2024, retail new business volume was $3.69 billion, an increase of $97 million, or 3%, compared with $3.60 billion in the fourth quarter of 2023. The increase was primarily driven by higher volume in North America.
“We are very pleased with the performance of our business and health of our global portfolio during 2024. Retail new business volume was strong, and we ended the year with the lowest past due percentage since 2005,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. “The global Cat Financial team remains focused on executing our strategy and providing financial services solutions to Caterpillar customers and dealers worldwide.”
About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

FULL-YEAR 2024 VS. FULL-YEAR 2023
(ENDED DECEMBER 31)
(Millions of dollars)

	2024	2023	CHANGE
Revenues	$3,489	$3,248	7%
Profit Before Income Taxes	$533	$760	(30)%
Profit (excluding profit attributable to noncontrolling interests)	$598	$563	6%
Retail New Business Volume	$13,242	$12,105	9%
Total Assets	$34,119	$33,112	3%

FOURTH-QUARTER 2024 VS. FOURTH-QUARTER 2023
(ENDED DECEMBER 31)
(Millions of dollars)

	2024	2023	CHANGE
Revenues	$883	$841	5%
Profit Before Income Taxes	$140	$181	(23)%
Profit (excluding profit attributable to noncontrolling interests)	$357	$166	115%
Retail New Business Volume	$3,692	$3,595	3%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.